Exhibit 99.1

Popular, Inc. Reports Net Income of $47.2 million for the Quarter Ended September 30, 2012

  Continued improvement in credit quality (excluding covered loans):
    Non-performing loans held-for-sale declined by $70 million or 39% from Q2 2012
    Non-performing assets declined by $57 million from Q2 2012, down 22% from Q3 2010 peak; lowest level since Q2 2009
    Net charge-offs were $95.8 million for Q3 2012 vs. $98.0 million for Q2 2012; declining for the fourth consecutive quarter
  Net interest margin increased to 4.37% in Q3 2012 from 4.33% for Q2 2012, reflecting lower funding costs
  Common Equity Tier 1 ratio of 12.72% and Tangible Book Value per Share of $32.15 at September 30, 2012
  Company reaffirms full-year 2012 earnings guidance of between $210 and $225 million

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 19, 2012--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ:BPOP) reported net income of $47.2 million for the quarter ended September 30, 2012, compared with net income of $65.7 million for the quarter ended June 30, 2012.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “Third quarter results reflected continued strength and stability in our revenues, further declines in non-performing loans and charge-offs, and increases in our already strong capital ratios. Our number one priority is continuing to reduce non-performing assets, which will improve returns and increase our strategic and financial flexibility.”

Earnings Highlights – Third Quarter 2012

	Quarters ended
(Dollars in thousands, except per share information)	30-Sep-12	30-Jun-12	30-Sep-11
Net interest income	$ 343,426	$ 341,200	$ 369,311
Provision for loan losses – non-covered loans	83,589	81,743	150,703
Provision for loan losses – covered loans [1]	22,619	37,456	25,573
Net interest income after provision for loan losses	237,218	222,001	193,035
FDIC loss share (expense) income	(6,707)	2,575	(5,361)
Other non-interest income	122,416	91,149	127,751
Operating expenses	290,355	327,879	282,355
Income (loss) before income tax	62,572	(12,154)	33,070
Income tax expense (benefit)	15,384	(77,893)	5,537
Net income	$ 47,188	$ 65,739	$ 27,533
Net income applicable to common stock	$ 46,257	$ 64,809	$ 26,602
Net income per common share - basic and diluted [2]	$0.45	$0.63	$0.26

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

[2] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Financial Impact of FDIC-Assisted Transaction

(In thousands)	30-Sep-12	30-Jun-12	30-Sep-11

Income Statement
Interest income on covered loans	$ 70,584	$ 79,094	$ 105,809
Total FDIC loss share (expense) income	(6,707)	2,575	(5,361)
Other non-interest income	310	310	-
Provision for loan losses	22,619	37,456	25,573
Total revenues less provision for loan losses	$ 41,568	$ 44,523	$ 74,875

Balance Sheet
Loans covered under loss-sharing agreement with FDIC	$ 3,903,867	$ 4,016,330	$ 4,512,423
FDIC loss share asset	1,559,057	1,631,594	1,895,059
FDIC true-up payment obligation	103,189	100,198	96,720

See additional details on accounting for FDIC-Assisted transaction in Table O.

Net interest income

Net interest margin for the third quarter of 2012 increased 4 basis points to 4.37% as compared to the second quarter of 2012. Net interest income reached $343.4 million, an increase of $2.2 million from the second quarter. The main drivers of the improvement in net interest margin are:

  Decrease in interest expense on deposits of approximately $5.5 million, or 9 basis points, reflecting continuing progress in repricing the deposit base and a decrease in the average balance of deposits, mainly in certificates of deposit.
  Decrease in the cost of short-term borrowings of approximately 73 basis points or $3.2 million. This decrease was driven mainly by the early termination of $350 million in repurchase agreements during the second quarter of 2012 that had a cost of 4.36%.
  Interest income on the non-covered portfolio increased by $6.5 million. The increase was driven mainly by consumer loans, which showed the benefit of $225 million of portfolio purchases at the end of the second quarter. Interest income on the covered portfolio decreased by $8.5 million mainly due to the pay-off, during the second quarter of 2012, of a commercial single loan pool accounted for under ASC 310-30, resulting in the remaining discount being accreted into interest income during that period.
  Yields on the investment securities portfolio declined by 28 basis points or $3.2 million mainly due to prepayments and reinvestment under a lower interest rate environment.
  The BPPR segment’s net interest margin for the third quarter increased 4 basis points from 5.07% in the second quarter to 5.11% in the third quarter of 2012. Net interest income amounted to $300.9 million for the quarter ended September 30, 2012, compared with $298.5 million for the previous quarter. The improvement was mainly related to lower cost of borrowings and interest bearing deposits and higher interest income related to acquired consumer loans, partially offset by lower interest income from covered loans as mentioned above.
  The BPNA segment earned $69.6 million in net interest income for the quarter ended September 30, 2012 in line with the previous quarter. Net interest margin increased by 2 basis points to 3.57% due to a 13 basis point reduction in cost of interest bearing deposits partially offset by an 8 basis point decline in yield on earning assets mainly in investment securities.

Provision for Loan Losses

(In thousands)	30-Sep-12	30-Jun-12	30-Sep-11
Provision for loan losses - non-covered loans
BPPR	$ 69,738	$ 66,443	$ 131,058
BPNA	13,851	15,300	19,645
	83,589	81,743	150,703
Provision for loan losses - covered loans	22,619	37,456	25,573

The provision for loan losses for the third quarter of 2012 amounted to $106.2 million, a decrease of $13.0 million versus the previous quarter, mainly driven by lower provision for the covered loan portfolio.

  The provision for loan losses for the non-covered loan portfolio increased by $1.8 million from second quarter 2012.
    The provision for loan losses for non-covered loans in the BPPR reportable segment increased by $3.3 million from the second quarter of 2012, primarily reflecting higher net charge-offs in the commercial loan portfolio resulting from the ongoing portfolio review.
    The provision for loan losses in the BPNA reportable segment decreased by $1.4 million from the second quarter of 2012, primarily due to the effect of lower net charge-offs in all loan portfolios except the mortgage loan portfolio.
  The provision for loan losses on the covered loan portfolio decreased by $14.8 million from second quarter 2012, driven primarily by loans accounted for pursuant to ASC 310-30.
    The provision for loan losses for loans accounted under ASC 310-30 was $17.9 million for the third quarter of 2012, compared with $28.2 million for the previous quarter. The $10.3 million decrease was mostly due to certain commercial and construction loan pools which reflected higher increases in expected loss estimates for the second quarter of 2012. Overall expected losses on the covered portfolio continue to be lower than originally estimated.
    The provision for loan losses on covered loans accounted under ASC 310-20 was $4.7 million for the quarter ended September 30, 2012, compared with $9.2 million for the second quarter of 2012.

Non-interest income

Non-interest income increased by $22.0 million versus the second quarter, driven primarily by the following items:

  Net gain on sale of loans, including unfavorable valuation adjustments on loans held-for-sale, totaled $18.5 million for the third quarter of 2012, compared with a net loss of $15.4 million for the second quarter of 2012. The favorable variance of $33.9 million was principally due to $27.3 million in valuation adjustments recorded during the second quarter on commercial and construction loans held-for-sale in the BPPR segment as a result of the impact of revised appraisals and market indicators.
  Also, trading activities reflected an increase of $5.8 million in realized and unrealized gains on mortgage-backed securities, which were partially offset by an increase of $1.1 million in hedging costs.

These increases were partially offset by:

  FDIC loss share expense of $6.7 million recognized in the third quarter of 2012, compared with FDIC loss share income of $2.6 million for the second quarter of 2012 (further detailed in Exhibit O). This variance was principally associated with the decrease of $14.8 million in the provision for loan losses and of reimbursable loan-related expenses on the covered loans which reduced the mirror offset, and higher unfavorable fair value adjustments in the true-up payment obligation, partially offset by a lower amortization of the loss share asset.
  The other operating income decrease of $7.2 million was driven mainly by a $2.5 million gain from the sale of the wholesale indirect general agency property and casualty business during the second quarter, a $2.0 million decline in investment banking fees from the institutional securities business and a $1.5 million consulting fee received from EVERTEC during the second quarter.

Refer to table B for further details.

Operating expenses

Operating expenses decreased by $37.5 million versus the second quarter, driven primarily by the following items:

  The recognition in the second quarter of a $25.0 million loss on early extinguishment of debt primarily related to the cancellation of certain high-cost repurchase agreements.
  A $12.6 million decline in other operating expenses mainly due to lower costs associated with the collection efforts of the covered loan portfolio.
  Personnel costs declined by approximately $4.8 million, driven mainly by reduced medical costs and lower salaries expense and by the absence in the third quarter of branch staff uniform and rebranding expenses that were recorded in the second quarter.

These decreases were partially offset by:

  Higher other real estate owned (OREO) expenses of approximately $3.5 million, driven mainly by lower gain on sales, particularly for the commercial properties at BPNA. Gain on sale of commercial properties declined by approximately $11 million. This decline was partially offset by a decline in fair value adjustments of approximately $7 million, driven mainly by the impact of revised appraisals for construction properties in BPPR during the second quarter.

Non-personnel credit related costs, which includes collections, appraisals, credit related fees and OREO expenses, amounted to $18.1 million for the third quarter of 2012, compared to $13.5 million for the second quarter of 2012. The increase is principally due to an increase in OREO expenses of $3.5 million as mentioned above and in other credit costs of approximately $1.0 million.

Full-time equivalent employees (“FTEs”) were 8,074 as of September 30, 2012, compared with 8,093 as of June 30, 2012 and 8,329 as of December 31, 2011.

For a breakdown of operating expenses by category refer to table B.

Income taxes

Income tax expense amounted to $15.4 million for the quarter ended September 30, 2012, compared with an income tax benefit of $77.9 million for the second quarter of 2012, when the Corporation recognized an income tax benefit of $72.9 million as a result of the agreement signed with the P.R. Treasury which stated that covered loans are capital assets and will be taxed at the capital gain tax rate of 15%. Excluding the effect of extraordinary items, the Corporation expects an effective tax rate of approximately 16% for its Puerto Rico banking operations for 2012.

Credit Quality:

Non-Performing Assets

(In thousands)	30-Sep-12	30-Jun-12	30-Sep-11
Total non-performing loans held-in-portfolio, excluding covered loans	$1,550,500	$1,562,818	$1,731,671
Non-performing loans held-for-sale	108,886	178,652	259,776
Other real estate owned (“OREO”), excluding covered OREO	252,024	226,629	175,785
Total non-performing assets, excluding covered assets	1,911,410	1,968,099	2,167,232
Covered loans and OREO	208,235	209,793	86,301
Total non-performing assets	2,119,645	2,177,892	2,253,533
Net charge-offs for the quarter (excluding covered loans)	95,791	97,976	135,175

Ratios (excluding covered loans):
Non-performing loans held-in-portfolio to loans held-in-portfolio	7.47%	7.56%	8.38%
Allowance for loan losses to loans held-in-portfolio	3.07	3.14	3.35
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	41.04	41.50	39.99

Credit quality continues to improve as the Company addresses its non-performing loan balances and manages asset exposures.

  Net charge-offs in the third quarter were at the lowest level since the first quarter of 2008. Annualized net charge-offs to average non-covered loans held-in-portfolio decreased 6 basis points to 1.87% for the third quarter from 1.93% for the second quarter of 2012. The reduction was principally driven by lower net charge-offs in practically all loan portfolios, partially offset by an increase of $6.9 million in commercial net charge-offs, mainly in the BPPR reportable segment. This increase was mainly the result of the ongoing portfolio review. Refer to Table J for further information on net charge-offs and related ratios.
  Non-performing loans held-for-sale decreased by $70 million, or 39%, mainly driven by $59 million of certain construction loans in the BPPR reportable segment which were resolved, as part of the Company’s strategic efforts to reduce non-performing loans, and the transfer of $17 million of other construction loans to other real estate owned.
  Non-performing loans (NPL) held-in-portfolio declined by $12 million from the second quarter of 2012 and were 34% lower than peak levels in the third quarter of 2010. The decline was primarily driven by a reduction of $18 million in non-performing construction loans, partially offset by an increase in consumer non-performing loans. Overall NPL levels continued to decline, reflecting continued improvement in the levels of problem loans.
  Inflows of commercial, construction, and legacy non-performing loans held-in-portfolio increased by $33 million from the second quarter, mainly associated with four commercial real estate borrowers with aggregate outstanding of $28 million in the BPPR reportable segment. Inflows to mortgage non-performing loans held-in-portfolio decreased by $5 million.
  OREO, excluding covered OREO, increased by $25 million from the second quarter, reflecting continuing efforts to aggressively resolve non-performing loans.
  The ratio of allowance for loan losses to loans held-in-portfolio, excluding covered loans, stood at 3.07% as of September 30, 2012 compared with 3.14% as of June 30, 2012. The general and specific reserves related to non-covered loans totaled $529 million and $107 million at quarter-end, compared with $561 million and $88 million, respectively, as of June 30, 2012. The decrease in the general reserve component reflects improvements in credit quality metrics, particularly in the commercial, legacy and consumer loan portfolios. The increase in the specific reserve component was mainly driven by one commercial real estate borrower and higher volume of residential mortgage troubled debt restructured loans in the BPPR reportable segment.

Credit Quality by Segment

(In thousands)
BPPR (non-covered loans)	30-Sep-12	30-Jun-12	30-Sep-11
Provision for loan losses	$ 69,738	$ 66,443	$ 131,058
Net charge-offs	71,041	67,422	89,666
Total non-performing loans held-in-portfolio	1,284,026	1,276,294	1,336,918
Allowance/loans held-in-portfolio	2.96%	2.99%	3.01%

BPNA	30-Sep-12	30-Jun-12	30-Sep-11
Provision for loan losses	$ 13,851	$ 15,300	$ 19,645
Net charge-offs	24,750	30,554	45,509
Total non-performing loans held-in-portfolio	266,474	286,524	394,753
Allowance/loans held-in-portfolio	3.35%	3.51%	4.19%

BPPR Reportable Segment:

  The provision for loan losses for the non-covered loan portfolio increased by $3.3 million from the second quarter 2012 mainly due to higher net charge-offs in the commercial loan portfolio.
  Net charge-offs, excluding covered loans, increased by $3.6 million from the second quarter 2012, principally due to an $8.5 million increase in commercial net charge-offs. This increase was mainly the result of the ongoing portfolio review, partly offset by declines in the mortgage, construction, and consumer loan portfolios.
  Total non-performing loans held in portfolio, excluding covered loans, increased by $8 million from the second quarter 2012. This increase mainly reflects higher commercial and consumer NPLs by $21 million and $6 million, respectively, partly offset by a reduction of $18 million in the construction portfolio. This increase in commercial NPLs was largely driven by four commercial real estate relationships.
  The allowance for loan losses as a percent of non-covered loans held in portfolio decreased to 2.96% from 2.99% in second quarter 2012, reflecting reserve reductions across all loan portfolios, except residential mortgage loans, for which the reserve-to-loans ratio increased to 2.54% at September 30, 2012 compared to 2.50% at June 30, 2012.

BPNA Reportable Segment:

  The provision for loan losses decreased by $1.4 million from second quarter 2012, reflecting lower net charge-offs, partly offset by a lower reserve release compared with the second quarter of 2012.
  Net charge-offs decreased by $5.8 million from the second quarter of 2012, mainly driven by reductions from the consumer, commercial, and legacy loan portfolios.
  Total non-performing loans held in portfolio decreased by $20 million from the second quarter of 2012, mainly related to the resolution of a certain large commercial loan relationship, as well as overall improvements in credit performance, particularly in the commercial and legacy portfolios.
  The allowance for loan losses as a percent of loans held in portfolio decreased to 3.35% from 3.51% in second quarter 2012, reflecting continued improvements in credit trends, particularly in the commercial and legacy loan portfolios.

Financial Condition

Financial Condition Highlights

(In thousands)	30-Sep-12	30-Jun-12	30-Sep-11
Total assets	$ 36,503,366	$ 36,612,179	$ 38,275,323
Total loans held-in-portfolio (net)	23,896,548	23,916,109	24,413,388
Deposits	26,319,499	27,414,780	27,953,340
Borrowings	5,017,141	3,620,419	5,318,551
Stockholders’ equity	4,068,983	4,021,237	4,012,601
  Total loans held-in-portfolio, excluding covered loans, increased by $88 million from June 30, 2012, driven by performing mortgage loan purchases at BPNA of $67 million and loans purchased and originated by the Puerto Rico operations, offset by charge-offs amounting to $95.8 million and by the normal amortization of the portfolios. Refer to Table G for a breakdown by loan categories.
  Total loans held-for- sale decreased by $27 million, driven mainly by $59 million of certain construction loans in the BPPR reportable segment which were resolved, and the transfer of $17 million of other construction loans to other real estate owned. These decreases were offset by an increase in mortgage loans of approximately $44 million in the BPPR reportable segment related to loans originated or purchased with the intent to be sold or securitized.
  Trading securities decreased by approximately $191 million, driven mainly by more mortgage pool production sales and an additional sale of approximately $141 million in trading securities during the third quarter, resulting in a gain on sale of approximately $3.4 million, net of hedging costs. The Corporation executed a higher volume of mortgage-backed securities sales during the third quarter in order to take advantage of current mortgage spreads in Puerto Rico originated pools.
  Deposits decreased by $1.1 billion from June 30, 2012, reflecting the Corporation’s substitution of maturing brokered deposits with cheaper short-term borrowings. Brokered deposits amounted to $2.6 billion as of September 30, 2012, compared to $3.1 billion as of June 30, 2012. Also, non-brokered time deposits decreased by $336 million, driven mainly by retail certificates of deposit. Demand deposits declined by $288 million, driven mainly by public funds received during the second quarter. Table G presents a breakdown of deposits by major categories.
  Borrowings increased by $1.4 billion as the Corporation replaced maturing brokered deposits and time deposits with short term advances and repurchase agreements at a lower cost.
  Stockholders’ equity increased by $48 million from June 30, 2012, mainly as a result of the net income for the quarter. Refer to Table A for capital ratios and Table N for Non-GAAP reconciliations.

Refer to Table C for the Statements of Condition.

Outlook

The Company reaffirmed its expectation for 2012 net income of between $210 million and $225 million.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; (ix) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; and (x) additional Federal Deposit Insurance Corporation assessments. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

Popular will hold a conference call to discuss the financial results on Friday, October 19, 2012 at 10:30 a.m. Eastern time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 866-713-8565 or 617-597-5324. The conference code is 49080948.

A replay of the webcast will be archived in Popular’s website during the respective period. A telephone replay will be available from 12:30 p.m. on Friday, October 19, 2012 to 11:59 p.m. on Friday, October 26, 2012, at 888-286-8010 or 617-801-6888. The replay passcode is 67907864.

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to Third Quarter 2012 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarter ended	Quarter ended	Quarter ended	Nine months ended	Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Net income per common share:
Basic and diluted [1]	$0.45	$0.63	$0.26	$1.55	$1.42

Average common shares outstanding [1]	102,451,410	102,295,113	102,166,004	102,363,099	102,147,450
Average common shares outstanding - assuming dilution [1]	102,484,960	102,410,618	102,166,004	102,666,664	102,251,720
Common shares outstanding at end of period [1]	103,097,143	102,824,323	102,447,540	103,097,143	102,447,540

Market value per common share [1]	$17.45	$16.61	$15.00	$17.45	$15.00

Market Capitalization --- (In millions)	$1,799	$1,708	$1,537	$1,799	$1,537

Return on average assets	0.52%	0.73%	0.29%	0.59%	0.52%

Return on average common equity	4.81%	6.94%	2.81%	5.63%	5.33%

Net interest margin [2]	4.37%	4.33%	4.45%	4.33%	4.36%

Common equity per share [1]	$38.98	$38.62	$38.68	$38.98	$38.68

Tangible common book value per common share (non-GAAP) [1]	$32.15	$31.74	$31.72	$32.15	$31.72

Tangible common equity to tangible assets (non-GAAP)	9.26%	9.09%	8.65%	9.26%	8.65%

Tier 1 risk-based capital [3]	16.81%	16.31%	15.79%	16.81%	15.79%

Total risk-based capital [3]	18.09%	17.59%	17.07%	18.09%	17.07%

Tier 1 leverage [3]	11.40%	11.09%	10.56%	11.40%	10.56%

Tier 1 common equity to risk-weighted assets (non-GAAP) [3]	12.72%	12.29%	12.00%	12.72%	12.00%

[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.
[2] Not on a taxable equivalent basis.
[3] Capital ratios for the current quarter are estimated.

POPULAR, INC.
Financial Supplement to Third Quarter 2012 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarter ended	Quarter ended	Variance	Quarter ended	Variance	Nine months ended	Nine months ended
(In thousands, except per share information)	September 30,	June 30,	Q3 2012 vs.	September 30,	Q3 2012 vs.	September 30,	September 30,
	2012	2012	Q2 2012	2011	Q3 2011	2012	2011
Interest income:
Loans	$387,381	$389,342	$(1,961)	$428,999	$(41,618)	$1,164,665	$1,294,834
Money market investments	862	964	(102)	886	(24)	2,774	2,759
Investment securities	39,945	43,813	(3,868)	51,085	(11,140)	128,828	157,183
Trading account securities	5,815	5,963	(148)	10,788	(4,973)	17,669	29,332
Total interest income	434,003	440,082	(6,079)	491,758	(57,755)	1,313,936	1,484,108
Interest expense:
Deposits	43,000	48,514	(5,514)	65,868	(22,868)	143,193	213,419
Short-term borrowings	9,876	13,044	(3,168)	13,744	(3,868)	36,503	41,478
Long-term debt	37,701	37,324	377	42,835	(5,134)	112,032	141,999
Total interest expense	90,577	98,882	(8,305)	122,447	(31,870)	291,728	396,896
Net interest income	343,426	341,200	2,226	369,311	(25,885)	1,022,208	1,087,212
Provision for loan losses - non-covered loans	83,589	81,743	1,846	150,703	(67,114)	247,846	306,177
Provision for loan losses - covered loans	22,619	37,456	(14,837)	25,573	(2,954)	78,284	89,735
Net interest income after provision for loan losses	237,218	222,001	15,217	193,035	44,183	696,078	691,300
Service charges on deposit accounts	45,858	46,130	(272)	46,346	(488)	138,577	138,778
Other service fees	64,784	62,027	2,757	62,664	2,120	192,850	179,623
Net gain (loss) on sale and valuation adjustments of investment securities	64	(349)	413	8,134	(8,070)	(285)	8,044
Trading account (loss) profit	(2,266)	(7,283)	5,017	2,912	(5,178)	(11,692)	3,287
Net gain (loss) on sale of loans, including valuation adjustments
on loans held-for-sale	18,495	(15,397)	33,892	20,294	(1,799)	18,569	14,756
Adjustments (expense) to indemnity reserves on loans sold	(8,717)	(5,398)	(3,319)	(10,285)	1,568	(17,990)	(29,587)
FDIC loss share (expense) income	(6,707)	2,575	(9,282)	(5,361)	(1,346)	(19,387)	49,344
Fair value change in equity appreciation instrument	-	-	-	-	-	-	8,323
Other operating income	4,198	11,419	(7,221)	(2,314)	6,512	32,699	38,350
Total non-interest income	115,709	93,724	21,985	122,390	(6,681)	333,341	410,918
Operating expenses:
Personnel costs
Salaries	74,339	75,881	(1,542)	77,455	(3,116)	227,119	227,944
Commissions, incentives and other bonuses	12,800	14,359	(1,559)	11,630	1,170	39,885	33,548
Pension, postretirement and medical insurance	15,984	16,114	(130)	11,385	4,599	50,523	36,181
Other personnel costs, including payroll taxes	8,427	9,982	(1,555)	11,254	(2,827)	31,850	31,150
Total personnel costs	111,550	116,336	(4,786)	111,724	(174)	349,377	328,823
Net occupancy expenses	24,409	24,963	(554)	25,885	(1,476)	73,534	76,428
Equipment expenses	11,447	10,900	547	10,517	930	33,688	33,314
Other taxes	12,666	12,074	592	12,391	275	38,178	38,986
Professional fees	53,412	52,127	1,285	48,756	4,656	153,644	144,923
Communications	6,500	6,645	(145)	6,800	(300)	20,276	21,198
Business promotion	14,924	16,980	(2,056)	14,650	274	44,754	35,842
FDIC deposit insurance	24,173	22,907	1,266	23,285	888	72,006	68,640
Loss on early extinguishment of debt	43	25,072	(25,029)	109	(66)	25,184	8,637
Other real estate owned (OREO)	5,896	2,380	3,516	3,234	2,662	22,441	11,885
Credit and debit card processing, volume, interchange and other	5,442	4,960	482	5,416	26	15,083	13,565
Other operating expenses	17,412	30,004	(12,592)	17,125	287	58,631	49,990
Amortization of intangibles	2,481	2,531	(50)	2,463	18	7,605	6,973
Total operating expenses	290,355	327,879	(37,524)	282,355	8,000	914,401	839,204
Income (loss) before income tax	62,572	(12,154)	74,726	33,070	29,502	115,018	263,014
Income tax expense (benefit)	15,384	(77,893)	93,277	5,537	9,847	(46,317)	114,664
Net income	$47,188	$65,739	$(18,551)	$27,533	$19,655	$161,335	$148,350
Net income applicable to common stock	$46,257	$64,809	$(18,552)	$26,602	$19,655	$158,543	$145,558
Net income per common share - basic [1]	$0.45	$0.63	$(0.18)	$0.26	$0.19	$1.55	$1.42
Net income per common share - diluted [1]	$0.45	$0.63	$(0.18)	$0.26	$0.19	$1.55	$1.42
[1] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
	September 30,	June 30,	September 30,	Q3 2012 vs.
(In thousands)	2012	2012	2011	Q2 2012
Assets:
Cash and due from banks	$477,342	$515,338	$567,141	$(37,996)
Money market investments	925,663	949,828	1,269,139	(24,165)
Trading account securities, at fair value	226,918	417,469	272,939	(190,551)
Investment securities available-for-sale, at fair value	5,120,301	5,076,797	5,226,529	43,504
Investment securities held-to-maturity, at amortized cost	122,072	124,646	128,546	(2,574)
Other investment securities, at lower of cost or realizable value	213,389	174,287	173,569	39,102
Loans held-for-sale, at lower of cost or fair value	337,049	364,537	368,777	(27,488)
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	20,753,853	20,665,809	20,673,886	88,044
Loans covered under loss sharing agreements with the FDIC	3,903,867	4,016,330	4,512,423	(112,463)
Less: Allowance for loan losses	(761,172)	(766,030)	(772,921)	4,858
Total loans held-in-portfolio, net	23,896,548	23,916,109	24,413,388	(19,561)
FDIC loss share asset	1,559,057	1,631,594	1,895,059	(72,537)
Premises and equipment, net	525,733	527,027	536,529	(1,294)
Other real estate not covered under loss sharing agreements with the FDIC	252,024	226,629	175,785	25,395
Other real estate covered under loss sharing agreements with the FDIC	125,514	125,093	75,339	421
Accrued income receivable	133,943	122,320	134,263	11,623
Mortgage servicing assets, at fair value	158,367	155,711	157,226	2,656
Other assets	1,724,927	1,577,794	2,168,529	147,133
Goodwill	647,757	647,757	648,353	-
Other intangible assets	56,762	59,243	64,212	(2,481)
Total assets	$36,503,366	$36,612,179	$38,275,323	$(108,813)
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$5,404,470	$5,578,487	$5,527,450	$(174,017)
Interest bearing	20,915,029	21,836,293	22,425,890	(921,264)
Total deposits	26,319,499	27,414,780	27,953,340	(1,095,281)
Federal funds purchased and assets sold under agreements to repurchase	1,944,564	1,426,636	2,601,606	517,928
Other short-term borrowings	1,206,200	316,200	166,200	890,000
Notes payable	1,866,377	1,877,583	2,550,745	(11,206)
Other liabilities	1,097,742	1,555,743	990,831	(458,001)
Total liabilities	32,434,382	32,590,942	34,262,722	(156,560)
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,031	1,028	1,025	3
Surplus	4,131,681	4,127,216	4,108,603	4,465
Accumulated deficit	(54,183)	(100,440)	(201,770)	46,257
Treasury stock	(270)	(144)	(992)	(126)
Accumulated other comprehensive (loss) income	(59,435)	(56,583)	55,575	(2,852)
Total stockholders’ equity	4,068,984	4,021,237	4,012,601	47,747
Total liabilities and stockholders’ equity	$36,503,366	$36,612,179	$38,275,323	$(108,813)

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
($ amounts in millions; yields not on a taxable equivalent basis)	September 30, 2012			June 30, 2012			September 30, 2011			Q3 2012 vs Q2 2012			Q3 2012 vs Q3 2011
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,625	$46.6	2.81%	$6,819	$50.7	2.98%	$7,540	$62.8	3.32%	($194)	($4.1)	(0.17)%	($915)	($16.2)	(0.51)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,024	123.2	4.89	10,237	126.2	4.96	10,690	134.1	4.98	(213)	(3.0)	(0.07)	(666)	(10.9)	(0.09)
Construction	435	3.3	3.02	495	3.4	2.78	698	2.5	1.45	(60)	(0.1)	0.24	(263)	0.8	1.57
Mortgage	5,915	80.7	5.46	5,713	77.8	5.44	5,326	78.7	5.91	202	2.9	0.02	589	2.0	(0.45)
Consumer	3,855	97.9	10.10	3,640	91.1	10.07	3,656	95.1	10.32	215	6.8	0.03	199	2.8	(0.22)
Lease financing	540	11.7	8.67	546	11.8	8.65	572	12.8	8.93	(6)	(0.1)	0.02	(32)	(1.1)	(0.26)
Total loans not covered under loss sharing agreements with the FDIC	20,769	316.8	6.08	20,631	310.3	6.04	20,942	323.2	6.14	138	6.5	0.04	(173)	(6.4)	(0.06)
Loans covered under loss sharing agreements with the FDIC	3,952	70.6	7.12	4,129	79.1	7.69	4,557	105.8	9.23	(177)	(8.5)	(0.57)	(605)	(35.2)	(2.11)
Total loans	24,721	387.4	6.24	24,760	389.4	6.31	25,499	429.0	6.69	(39)	(2.0)	(0.07)	(778)	(41.6)	(0.45)
Total interest earning assets	31,346	$434.0	5.52%	31,579	$440.1	5.59%	33,039	$491.8	5.92%	(233)	($6.1)	(0.07)%	(1,693)	($57.8)	(0.40)%
Allowance for loan losses	(757)			(777)			(749)			20			(8)
Other non-interest earning assets	5,396			5,415			5,704			(19)			(308)
Total average assets	$35,985			$36,217			$37,994			($232)			($2,009)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,709	$6.2	0.43%	$5,555	$6.2	0.45%	$5,284	$7.3	0.55%	$154	$0.0	(0.02)%	$425	($1.1)	(0.12)%
Savings	6,561	4.5	0.27	6,562	6.2	0.38	6,307	8.6	0.54	(1)	(1.7)	(0.11)	254	(4.1)	(0.27)
Time deposits	9,003	32.3	1.43	9,752	36.1	1.49	10,876	50.0	1.82	(749)	(3.8)	(0.06)	(1,873)	(17.7)	(0.39)
Total interest bearing deposits	21,273	43.0	0.80	21,869	48.5	0.89	22,467	65.9	1.16	(596)	(5.5)	(0.09)	(1,194)	(22.9)	(0.36)
Borrowings	4,426	47.6	4.29	4,165	50.4	4.85	5,675	56.6	3.98	261	(2.8)	(0.56)	(1,249)	(9.0)	0.31
Total interest bearing liabilities	25,699	90.6	1.40	26,034	98.9	1.52	28,142	122.5	1.73	(335)	(8.3)	(0.12)	(2,443)	(31.9)	(0.33)
Net interest spread			4.12%			4.07%			4.19%			0.05%			(0.07)%
Non-interest bearing deposits	5,319			5,309			5,095			10			224
Other liabilities	1,091			1,073			956			18			135
Stockholders' equity	3,876			3,801			3,801			75			75
Total average liabilities and stockholders' equity	$35,985			$36,217			$37,994			($232)			($2,009)

Net interest income / margin non-taxable equivalent basis		$343.4	4.37%		$341.2	4.33%		$369.3	4.45%		$2.2	0.04%		($25.9)	(0.08)%

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Nine months ended			Nine months ended
($ amounts in millions; yields not on a taxable equivalent basis)	September 30, 2012			September 30, 2011			Variance
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,735	$149.3	2.96%	$7,542	$189.3	3.35%	($807)	($40.0)	(0.39)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,234	375.9	4.91	10,987	410.5	4.99	(753)	(34.6)	(0.08)
Construction	484	13.3	3.66	788	8.5	1.45	(304)	4.8	2.21
Mortgage	5,698	233.9	5.47	5,070	231.5	6.09	628	2.4	(0.62)
Consumer	3,719	281.6	10.11	3,645	281.1	10.31	74	0.5	(0.20)
Lease financing	547	35.5	8.66	582	39.0	8.93	(35)	(3.5)	(0.27)
Total loans not covered under loss sharing agreements with the FDIC	20,682	940.2	6.07	21,072	970.6	6.15	(390)	(30.4)	(0.08)
Loans covered under loss sharing agreements with the FDIC	4,124	224.4	7.27	4,685	324.2	9.25	(561)	(99.8)	(1.98)
Total loans	24,806	1,164.6	6.27	25,757	1,294.8	6.72	(951)	(130.2)	(0.45)
Total interest earning assets	31,541	$1,313.9	5.56%	33,299	$1,484.1	5.95%	(1,758)	($170.2)	(0.39)%
Allowance for loan losses	(779)			(744)			(35)
Other non-interest earning assets	5,490			5,957			(467)
Total average assets	$36,252			$38,512			($2,260)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,504	$18.5	0.45%	$5,206	$24.6	0.63%	$298	($6.1)	(0.18)%
Savings	6,543	16.9	0.35	6,269	31.1	0.66	274	(14.2)	(0.31)
Time deposits	9,680	107.8	1.49	10,999	157.7	1.92	(1,319)	(49.9)	(0.43)
Total interest bearing deposits	21,727	143.2	0.88	22,474	213.4	1.27	(747)	(70.2)	(0.39)
Borrowings	4,319	148.5	4.59	6,299	183.5	3.89	(1,980)	(35.0)	0.70
Total interest bearing liabilities	26,046	291.7	1.50	28,773	396.9	1.84	(2,727)	(105.2)	(0.34)
Net interest spread			4.06%			4.11%			(0.05)%
Non-interest bearing deposits	5,281			5,022			259
Other liabilities	1,113			1,013			100
Stockholders' equity	3,812			3,704			108
Total average liabilities and stockholders' equity	$36,252			$38,512			($2,260)

Net interest income / margin non-taxable equivalent basis		$1,022.2	4.33%		$1,087.2	4.36%		($65.0)	(0.03)%

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table F - Other Service Fees
(Unaudited)

	Quarters ended			Variance	Variance
	September 30,	June 30,	September 30,	Q3 2012 vs.	Q3 2012 vs.
(In thousands)	2012	2012	2011	Q2 2012	Q3 2011
Other service fees:
Debit card fees	$8,772	$9,411	$13,075	$(639)	$(4,303)
Insurance fees	12,322	12,063	13,785	259	(1,463)
Credit card fees	14,576	14,268	13,738	308	838
Sale and administration of investment products	9,511	9,645	9,915	(134)	(404)
Mortgage servicing fees, net of fair value adjustments	9,857	6,335	2,120	3,522	7,737
Trust fees	3,977	4,069	4,006	(92)	(29)
Processing fees	1,406	1,639	1,684	(233)	(278)
Other fees	4,363	4,597	4,341	(234)	22
Total other service fees	$64,784	$62,027	$62,664	$2,757	$2,120

	Nine months ended		Variance
	September 30,	September 30,	2012 vs.
(In thousands)	2012	2011	2011
Other service fees:
Debit card fees	$27,348	$39,795	$(12,447)
Insurance fees	36,775	37,919	(1,144)
Credit card fees	41,403	36,106	5,297
Sale and administration of investment products	28,045	24,702	3,343
Mortgage servicing fees, net of fair value adjustments	29,123	10,649	18,474
Trust fees	12,127	11,611	516
Processing fees	4,819	5,121	(302)
Other fees	13,210	13,720	(510)
Total other service fees	$192,850	$179,623	$13,227

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	September 30, 2012	June 30, 2012	September 30, 2011	Q3 2012 vs. Q2 2012	Q3 2012 vs. Q3 2011
Loans not covered under FDIC loss sharing agreements:
Commercial	$9,628,631	$9,602,815	$9,989,114	$25,816	$(360,483)
Construction	258,453	249,743	253,208	8,710	5,245
Legacy [1]	465,848	509,829	722,600	(43,981)	(256,752)
Lease financing	538,014	537,917	553,125	97	(15,111)
Mortgage	6,022,422	5,899,973	5,466,503	122,449	555,919
Consumer	3,840,485	3,865,532	3,689,336	(25,047)	151,149
Total non-covered loans held-in-portfolio	$20,753,853	$20,665,809	$20,673,886	$88,044	$79,967
Loans covered under FDIC loss sharing agreements	3,903,867	4,016,330	4,512,423	(112,463)	(608,556)
Total loans held-in-portfolio	$24,657,720	$24,682,139	$25,186,309	$(24,419)	$(528,589)
Loans held-for-sale:
Commercial	$17,696	$18,072	$24,191	$(376)	$(6,495)
Construction	88,030	160,102	234,336	(72,072)	(146,306)
Legacy [1]	3,107	425	-	2,682	3,107
Mortgage	228,216	185,938	110,250	42,278	117,966
Total loans held-for-sale	337,049	364,537	368,777	(27,488)	(31,728)
Total loans	$24,994,769	$25,046,676	$25,555,086	$(51,907)	$(560,317)
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Deposits - Ending Balances
				Variance
(In thousands)	September 30, 2012	June 30, 2012	September 30, 2011	Q3 2012 vs. Q2 2012	Q3 2012 vs. Q3 2011
Demand deposits [1]	$6,091,400	$6,379,289	$6,149,514	$(287,889)	$(58,114)
Savings, NOW and money market deposits (non-brokered)	11,046,595	11,031,476	10,787,782	15,119	258,813
Savings, NOW and money market deposits (brokered)	455,309	433,694	100,002	21,615	355,307
Time deposits (non-brokered)	6,614,153	6,950,063	8,005,247	(335,910)	(1,391,094)
Time deposits (brokered CDs)	2,112,042	2,620,258	2,910,795	(508,216)	(798,753)
Total deposits	$26,319,499	$27,414,780	$27,953,340	$(1,095,281)	$(1,633,841)
[1] Includes interest and non-interest bearing deposits.

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	September 30, 2012	As a percentage of loans HIP by category	June 30, 2012	As a percentage of loans HIP by category	September 30, 2011	As a percentage of loans HIP by category	Q3 2012 vs. Q2 2012	Q3 2012 vs. Q3 2011
Non-accrual loans:
Commercial	$772,217	8.0%	$767,940	8.0%	$833,565	8.3%	$4,277	$(61,348)
Construction	49,933	19.3	67,538	27.0	122,844	48.5	(17,605)	(72,911)
Legacy [1]	48,735	10.5	54,730	10.7	104,314	14.4	(5,995)	(55,579)
Lease financing	4,837	0.9	5,046	0.9	3,966	0.7	(209)	871
Mortgage	632,052	10.5	632,899	10.7	617,723	11.3	(847)	14,329
Consumer	42,726	1.1	34,665	0.9	49,259	1.3	8,061	(6,533)
Total non-performing loans held-in-portfolio, excluding covered loans
	1,550,500	7.5%	1,562,818	7.6%	1,731,671	8.4%	(12,318)	(181,171)
Non-performing loans held-for-sale [2]	108,886		178,652		259,776		(69,766)	(150,890)
Other real estate owned (“OREO”), excluding covered OREO
	252,024		226,629		175,785		25,395	76,239
Total non-performing assets, excluding covered assets
	1,911,410		1,968,099		2,167,232		(56,689)	(255,822)
Covered loans and OREO	208,235		209,793		86,301		(1,558)	121,934
Total non-performing assets	$2,119,645		$2,177,892		$2,253,533		$(58,247)	$(133,888)
Accruing loans past due 90 days or more [3]	$379,051		$322,893		$329,473		$56,158	$49,578
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio
	7.47%		7.56%		8.38%
Allowance for loan losses to loans held-in-portfolio
	3.07		3.14		3.35
Allowance for loan losses to non-performing loans, excluding held-for-sale

	41.04		41.50		39.99
Ratios including covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio
	6.62%		6.67%		6.92%
Allowance for loan losses to loans held-in-portfolio
	3.09		3.10		3.07
Allowance for loan losses to non-performing loans, excluding held-for-sale	46.61		46.50		44.35
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2] Non-performing loans held-for-sale as of September 30, 2012 consisted of $88 million in construction loans, $18 million in commercial loans, $3 million in legacy loans and $53 thousand in mortgage loans (June 30, 2012 - $160 million in construction loans, $18 million in commercial loans, $425 thousand in legacy loans and $53 thousand in mortgage loans; September 30, 2011 - $235 million in construction loans, $24 million in commercial loans, and $1 million in mortgage loans).
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $82 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of September 30, 2012.

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended September 30, 2012			Quarter ended June 30, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$591,792	$176,148	$767,940	$620,916	$197,762	$818,678
Plus:
New non-performing loans	95,836	32,395	128,231	63,963	31,317	95,280
Advances on existing non-performing loans	-	525	525	-	145	145
Loans transferred from held-for-sale	-	-	-	-	4,933	4,933
Other	1,139	-	1,139	-	-	-
Less:
Non-performing loans transferred to OREO	(4,217)	(10,558)	(14,775)	(10,043)	(16,633)	(26,676)
Non-performing loans charged-off	(43,711)	(9,261)	(52,972)	(36,698)	(15,385)	(52,083)
Loans returned to accrual status / loan collections	(28,058)	(25,561)	(53,619)	(46,346)	(25,224)	(71,570)
Loans transferred to held-for-sale	-	(4,252)	(4,252)	-	(767)	(767)
Ending balance NPLs	$612,781	$159,436	$772,217	$591,792	$176,148	$767,940

Construction loans held-in-portfolio:
	Quarter ended September 30, 2012			Quarter ended June 30, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$55,534	$12,004	$67,538	$56,247	$13,223	$69,470
Plus:
New non-performing loans	3,917	-	3,917	833	-	833
Advances on existing non-performing loans	-	136	136	145	204	349
Less:
Non-performing loans transferred to OREO	(280)	-	(280)	-	-	-
Non-performing loans charged-off	(1,366)	-	(1,366)	(1,000)	-	(1,000)
Loans returned to accrual status / loan collections	(18,873)	-	(18,873)	(691)	(1,423)	(2,114)
Loans transferred to held-for-sale	-	-	-	-	-	-
Other	(1,139)	-	(1,139)	-	-	-
Ending balance NPLs	$37,793	$12,140	$49,933	$55,534	$12,004	$67,538

Mortgage loans held-in-portfolio:
	Quarter ended September 30, 2012			Quarter ended June 30, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$600,082	$32,817	$632,899	$633,517	$33,700	$667,217
Plus:
New non-performing loans	157,114	9,457	166,571	165,483	6,476	171,959
Less:
Non-performing loans transferred to OREO	(19,522)	(1,858)	(21,380)	(19,423)	(3,107)	(22,530)
Non-performing loans charged-off	(12,811)	(2,541)	(15,352)	(20,575)	(2,128)	(22,703)
Loans returned to accrual status / loan collections	(126,340)	(4,346)	(130,686)	(158,920)	(2,124)	(161,044)
Ending balance NPLs	$598,523	$33,529	$632,052	$600,082	$32,817	$632,899

Legacy loans held-in-portfolio:
	Quarter ended September 30, 2012			Quarter ended June 30, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$54,730	$54,730	$-	$79,077	$79,077
Plus:
New non-performing loans	-	9,011	9,011	-	8,355	8,355
Advances on existing non-performing loans	-	-	-	-	1	1
Less:
Non-performing loans transferred to OREO	-	-	-	-	(65)	(65)
Non-performing loans charged-off	-	(7,900)	(7,900)	-	(8,271)	(8,271)
Loans returned to accrual status / loan collections	-	(4,405)	(4,405)	-	(9,797)	(9,797)
Loans transferred to held-for-sale	-	(2,701)	(2,701)	-	(14,570)	(14,570)
Ending balance NPLs	$-	$48,735	$48,735	$-	$54,730	$54,730

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	September 30,					June 30,					September 30,
(Dollars in thousands)	2012		2012	2012		2012		2012	2012		2011		2011	2011
	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$648,535		$117,495	$766,030		$664,768		$138,496	$803,264		$689,678		$57,169	$746,847
Provision for loan losses	83,589		22,619	106,208		81,743		37,456	119,199		150,703		25,573	176,276
	732,124		140,114	872,238		746,511		175,952	922,463		840,381		82,742	923,123
Net loans charged-off (recovered):
BPPR
Commercial	37,019		7,013	44,032		28,564		34,652	63,216		58,508		1,278	59,786
Construction	(527)		7,483	6,956		985		15,187	16,172		(81)		(1,500)	(1,581)
Lease financing	265		-	265		8		-	8		401		-	401
Mortgage	12,431		736	13,167		14,810		4,085	18,895		7,560		65	7,625
Consumer	21,853		9	21,862		23,055		4,533	27,588		23,278		2,478	25,756
Total BPPR	71,041		15,241	86,282		67,422		58,457	125,879		89,666		2,321	91,987

BPNA
Commercial	9,611		-	9,611		11,132		-	11,132		17,115		-	17,115
Construction	-		-	-		(4)		-	(4)		586		-	586
Lease financing	-		-	-		-		-	-		-		-	-
Legacy [1]	3,952		-	3,952		5,459		-	5,459		8,881		-	8,881
Mortgage	3,541		-	3,541		3,371		-	3,371		6,086		-	6,086
Consumer	7,646		-	7,646		10,596		-	10,596		12,841		-	12,841
Total BPNA	24,750		-	24,750		30,554		-	30,554		45,509		-	45,509
Total loans charged-off (recovered) - Popular, Inc.	95,791		15,241	111,032		97,976		58,457	156,433		135,175		2,321	137,496
Net write-downs (recoveries) related to loans transferred to loans held-for-sale	34		-	34		-		-	-		12,706		-	12,706
Balance at end of period	$636,299		$124,873	$761,172		$648,535		$117,495	$766,030		$692,500		$80,421	$772,921

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio
	1.87%			1.82%		1.93%			2.56%		2.64%			2.20%
Provision for loan losses to net charge-offs	0.87	x		0.96	x	0.83	x		0.76	x	1.11	x		1.28	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio
	1.92%			1.84%		1.85%			2.69%		2.49%			1.94%
Provision for loan losses to net charge-offs	0.98	x		1.07	x	0.99	x		0.83	x	1.46	x		1.70	x

BPNA
Annualized net charge-offs to average loans held-in-portfolio
				1.74%					2.15%					3.00%
Provision for loan losses to net charge-offs				0.56	x				0.50	x				0.43	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

September 30, 2012
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$22,239	$191	$-	$62,823	$978	$21,193	$107,424
Impaired loans	[1]	$497,024	$47,897	$24,276	$560,441	$4,933	$135,204	$1,269,775
Specific ALLL to impaired loans	[1]	4.47%	0.40%	-%	11.21%	19.83%	15.67%	8.46%
General ALLL		$263,769	$8,945	$39,871	$92,009	$1,603	$122,678	$528,875
Loans held-in-portfolio, excluding impaired loans	[1]	$9,131,607	$210,556	$441,572	$5,461,981	$533,081	$3,705,281	$19,484,078
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	2.89%	4.25%	9.03%	1.68%	0.30%	3.31%	2.71%
Total ALLL		$286,008	$9,136	$39,871	$154,832	$2,581	$143,871	$636,299
Total non-covered loans held-in-portfolio	[1]	$9,628,631	$258,453	$465,848	$6,022,422	$538,014	$3,840,485	$20,753,853
ALLL to loans held-in-portfolio	[1]	2.97%	3.53%	8.56%	2.57%	0.48%	3.75%	3.07%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of September 30, 2012, the general allowance on the covered loans amounted to $110 million, while the specific reserve amounted to $15 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

June 30, 2012
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$6,830	$434	$99	$59,723	$766	$19,656	$87,508
Impaired loans	[1]	$495,032	$61,007	$29,289	$510,659	$5,528	$133,857	$1,235,372
Specific ALLL to impaired loans	[1]	1.38%	0.71%	0.34%	11.70%	13.86%	14.68%	7.08%
General ALLL		$289,934	$8,708	$43,912	$90,099	$2,191	$126,183	$561,027
Loans held-in-portfolio, excluding impaired loans	[1]	$9,107,783	$188,736	$480,540	$5,389,314	$532,389	$3,731,675	$19,430,437
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	3.18%	4.61%	9.14%	1.67%	0.41%	3.38%	2.89%
Total ALLL		$296,764	$9,142	$44,011	$149,822	$2,957	$145,839	$648,535
Total non-covered loans held-in-portfolio	[1]	$9,602,815	$249,743	$509,829	$5,899,973	$537,917	$3,865,532	$20,665,809
ALLL to loans held-in-portfolio	[1]	3.09%	3.66%	8.63%	2.54%	0.55%	3.77%	3.14%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of June 30, 2012, the general allowance on the covered loans amounted to $103 million, while the specific reserve amounted to $14 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance September 30, 2012 versus June 30, 2012
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$15,409	$(243)	$(99)	$3,100	$212	$1,537	$19,916
Impaired loans		$1,992	$(13,110)	$(5,013)	$49,782	$(595)	$1,347	$34,403
General ALLL		$(26,165)	$237	$(4,041)	$1,910	$(588)	$(3,505)	$(32,152)
Loans held-in-portfolio, excluding impaired loans		$23,824	$21,820	$(38,968)	$72,667	$692	$(26,394)	$53,641
Total ALLL		$(10,756)	$(6)	$(4,140)	$5,010	$(376)	$(1,968)	$(12,236)
Total non-covered loans held-in-portfolio		$25,816	$8,710	$(43,981)	$122,449	$97	$(25,047)	$88,044

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

As of September 30, 2012
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$21,246	$191	$47,523	$978	$21,070	$91,008
General ALLL non-covered loans	180,178	7,208	77,567	1,603	87,690	354,246
ALLL - non-covered loans	201,424	7,399	125,090	2,581	108,760	445,254
Specific ALLL covered loans	15,294	-	-	-	-	15,294
General ALLL covered loans	64,326	27,223	12,886	-	5,144	109,579
ALLL - covered loans	79,620	27,223	12,886	-	5,144	124,873
Total ALLL	$281,044	$34,622	$137,976	$2,581	$113,904	$570,127
Loans held-in-portfolio:
Impaired non-covered loans	$404,175	$35,757	$506,723	$4,933	$132,472	$1,084,060
Non-covered loans held-in-portfolio, excluding impaired loans	5,779,640	174,999	4,412,162	533,081	3,059,817	13,959,699
Non-covered loans held-in-portfolio	6,183,815	210,756	4,918,885	538,014	3,192,289	15,043,759
Impaired covered loans	120,510	-	-	-	-	120,510
Covered loans held-in-portfolio, excluding impaired loans	2,203,852	393,101	1,106,851	-	79,553	3,783,357
Covered loans held-in-portfolio	2,324,362	393,101	1,106,851	-	79,553	3,903,867
Total loans held-in-portfolio	$8,508,177	$603,857	$6,025,736	$538,014	$3,271,842	$18,947,626

As of June 30, 2012
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$5,497	$434	$44,708	$766	$19,564	$70,969
General ALLL non-covered loans	198,349	7,030	75,631	2,191	92,387	375,588
ALLL - non-covered loans	203,846	7,464	120,339	2,957	111,951	446,557
Specific ALLL covered loans	14,278	-	-	-	-	14,278
General ALLL covered loans	61,314	23,628	11,617	-	6,658	103,217
ALLL - covered loans	75,592	23,628	11,617	-	6,658	117,495
Total ALLL	$279,438	$31,092	$131,956	$2,957	$118,609	$564,052
Loans held-in-portfolio:
Impaired non-covered loans	$378,660	$49,003	$457,359	$5,528	$131,495	$1,022,045
Non-covered loans held-in-portfolio, excluding impaired loans	5,784,620	152,761	4,356,862	532,389	3,067,554	13,894,186
Non-covered loans held-in-portfolio	6,163,280	201,764	4,814,221	537,917	3,199,049	14,916,231
Impaired covered loans	76,695	-	-	-	-	76,695
Covered loans held-in-portfolio, excluding impaired loans	2,254,481	469,765	1,116,476	-	98,913	3,939,635
Covered loans held-in-portfolio	2,331,176	469,765	1,116,476	-	98,913	4,016,330
Total loans held-in-portfolio	$8,494,456	$671,529	$5,930,697	$537,917	$3,297,962	$18,932,561

Variance September 30, 2012 versus June 30, 2012
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$15,749	$(243)	$2,815	$212	$1,506	$20,039
General ALLL non-covered loans	(18,171)	178	1,936	(588)	(4,697)	(21,342)
ALLL - non-covered loans	(2,422)	(65)	4,751	(376)	(3,191)	(1,303)
Specific ALLL covered loans	1,016	-	-	-	-	1,016
General ALLL covered loans	3,012	3,595	1,269	-	(1,514)	6,362
ALLL - covered loans	4,028	3,595	1,269	-	(1,514)	7,378
Total ALLL	$1,606	$3,530	$6,020	$(376)	$(4,705)	$6,075
Loans held-in-portfolio:
Impaired non-covered loans	$25,515	$(13,246)	$49,364	$(595)	$977	$62,015
Non-covered loans held-in-portfolio, excluding impaired loans	(4,980)	22,238	55,300	692	(7,737)	65,513
Non-covered loans held-in-portfolio	20,535	8,992	104,664	97	(6,760)	127,528
Impaired covered loans	43,815	-	-	-	-	43,815
Covered loans held-in-portfolio, excluding impaired loans	(50,629)	(76,664)	(9,625)	-	(19,360)	(156,278)
Covered loans held-in-portfolio	(6,814)	(76,664)	(9,625)	-	(19,360)	(112,463)
Total loans held-in-portfolio	$13,721	$(67,672)	$95,039	$97	$(26,120)	$15,065

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

As of September 30, 2012
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$993	$-	$-	$15,300	$123	$16,416
General ALLL	83,591	1,737	39,871	14,442	34,988	174,629
Total ALLL	$84,584	$1,737	$39,871	$29,742	$35,111	$191,045
Loans held-in-portfolio:
Impaired loans	$92,849	$12,140	$24,276	$53,718	$2,732	$185,715
Loans held-in-portfolio, excluding impaired loans	3,351,967	35,557	441,572	1,049,819	645,464	5,524,379
Total loans held-in-portfolio	$3,444,816	$47,697	$465,848	$1,103,537	$648,196	$5,710,094

As of June 30, 2012
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$1,333	$-	$99	$15,015	$92	$16,539
General ALLL	91,585	1,678	43,912	14,468	33,796	185,439
Total ALLL	$92,918	$1,678	$44,011	$29,483	$33,888	$201,978
Loans held-in-portfolio:
Impaired loans	$116,372	$12,004	$29,289	$53,300	$2,362	$213,327
Loans held-in-portfolio, excluding impaired loans	3,323,163	35,975	480,540	1,032,452	664,121	5,536,251
Total loans held-in-portfolio	$3,439,535	$47,979	$509,829	$1,085,752	$666,483	$5,749,578

Variance September 30, 2012 versus June 30, 2012
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$(340)	$-	$(99)	$285	$31	$(123)
General ALLL	(7,994)	59	(4,041)	(26)	1,192	(10,810)
Total ALLL	$(8,334)	$59	$(4,140)	$259	$1,223	$(10,933)
Loans held-in-portfolio:
Impaired loans	$(23,523)	$136	$(5,013)	$418	$370	$(27,612)
Loans held-in-portfolio, excluding impaired loans	28,804	(418)	(38,968)	17,367	(18,657)	(11,872)
Total loans held-in-portfolio	$5,281	$(282)	$(43,981)	$17,785	$(18,287)	$(39,484)

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)		September 30, 2012	June 30, 2012	September 30, 2011
Total stockholders’ equity		$4,068,984	$4,021,237	$4,012,601
Less: Preferred stock		(50,160)	(50,160)	(50,160)
Less: Goodwill		(647,757)	(647,757)	(648,353)
Less: Other intangibles		(56,762)	(59,243)	(64,212)
Total tangible common equity		$3,314,305	$3,264,077	$3,249,876
Total assets		$36,503,366	$36,612,179	$38,275,323
Less: Goodwill		(647,757)	(647,757)	(648,353)
Less: Other intangibles		(56,762)	(59,243)	(64,212)
Total tangible assets		$35,798,847	$35,905,179	$37,562,758
Tangible common equity to tangible assets		9.26%	9.09%	8.65%
Common shares outstanding at end of period [1]		103,097,143	102,824,323	102,447,540
Tangible book value per common share [1]		$32.15	$31.74	$31.72
[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

(In thousands)		September 30, 2012	June 30, 2012	September 30, 2011
Common stockholders’ equity		$4,018,824	$3,971,077	$3,962,441
Less: Unrealized gains on available-for-sale securities, net of tax	[1]	(175,769)	(181,207)	(209,120)
Less: Disallowed deferred tax assets	[2]	(365,954)	(392,960)	(222,601)
Less: Intangible assets:
Goodwill		(647,757)	(647,757)	(648,353)
Other disallowed intangibles		(18,409)	(22,241)	(31,272)
Less: Aggregate adjusted carrying value of all non-financial equity investments		(1,154)	(1,256)	(1,525)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses)
on cash flow hedges	[3]	205,309	208,015	125,004
Total Tier 1 common equity		$3,015,090	$2,933,671	$2,974,574

[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2] Approximately $153 million of the Corporation’s $546 million of net deferred tax assets at September 30, 2012 (June 30, 2012 - $151 million and $573 million, respectively; September 30, 2011 - $126 million and $342 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $366 million of such assets at September 30, 2012 (June 30, 2012 - $393 million; September 30, 2011 - $223 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $27 million of the Corporation’s other net deferred tax assets at September 30, 2012 (June 30, 2012 - $29 million; September 30, 2011 - $7 million) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to Third Quarter 2012 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues
	Quarter ended
(In thousands)	September 30, 2012	June 30, 2012	Variance
Interest income on covered loans	$70,584	$79,094	$(8,510)
FDIC loss share income (expense):
(Amortization) accretion of indemnification asset	(29,184)	(37,413)	8,229
80% mirror accounting on credit impairment losses [1]	18,095	29,426	(11,331)
80% mirror accounting on discount accretion on unfunded commitments	(248)	(248)	-
80% mirror accounting on reimbursable expenses	7,378	10,663	(3,285)
Other	(2,748)	147	(2,895)
Total FDIC loss share (expense) income	(6,707)	2,575	(9,282)
Other non-interest income	310	310	-
Total revenues	64,187	81,979	(17,792)
Provision for loan losses	22,619	37,456	(14,837)
Total revenues less provision for loan losses	$41,568	$44,523	$(2,955)
[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Quarterly average assets
	Quarter ended
(In millions)	September 30, 2012	June 30, 2012	Variance
Covered loans	$3,952	$4,129	$(177)
FDIC loss share asset	1,578	1,700	(122)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30

	Quarter ended
	September 30, 2012		June 30, 2012
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,574,850	$3,729,489	$1,542,519	$3,894,905
Accretion	(66,168)	66,168	(73,988)	73,988
Changes in expected cash flows	(37,800)		106,319
Collections / charge-offs		(168,448)		(239,404)
Ending balance	1,470,882	3,627,209	1,574,850	3,729,489
Allowance for loan losses - ASC 310-30 covered loans		(103,547)		(93,971)
Ending balance, net of allowance for loan losses	$1,470,882	$3,523,662	$1,574,850	$3,635,518

Activity in the carrying amount of the FDIC indemnity asset

		Quarter ended
(In thousands)		September 30, 2012		June 30, 2012
Balance at beginning of period		$1,631,594		$1,880,357
Amortization		(29,184)		(37,413)
Credit impairment losses to be covered under loss sharing agreements		18,095		29,426
Decrease due to reciprocal accounting on the discount accretion on unfunded commitments		(248)		(248)
Payments received from FDIC under loss sharing agreements		(64,932)		(241,911)
Other adjustments attributable to FDIC loss sharing agreements		3,732		1,383
Balance at end of period		$1,559,057		$1,631,594

Activity in the remaining FDIC loss share asset accretion (amortization)

		Quarter ended
(In thousands)		September 30, 2012		June 30, 2012
Balance at beginning of period		$121,308		$106,781
Amortization		(29,184)		(37,413)
Impact of lower projected losses		4,300		51,940
Balance at end of period		$96,424		$121,308

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer, Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President, Corporate Communications